                                                                      Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)
                         (Dollar Amounts in Thousands)

                                           Year Ended September 30,
                              -------------------------------------------------
                                1995      1994      1993       1992      1991
                              --------  --------  --------   --------  --------
Earnings Available for
  Fixed Charges:
  Income before extra-
    ordinary item and
    minority interest         $414,646  $299,474  $197,461   $175,607  $ 66,026
  Income taxes                 276,430   199,649   129,726    112,273    51,670
                              --------  --------  --------   --------  --------
  Income before income
   taxes, extraordinary
    item and minority
    interest                   691,076   499,123   327,187    287,880   117,696
  Consolidated interest
    expense                    159,529    93,159    70,894     71,096    84,129
  Interest expense related
    to proportionate share
    of 50% owned affiliates     19,722    22,689    25,354     25,269    16,520
  Portion of rents repre-
    senting the interest
    factor                      31,842    20,868    18,721     16,393    13,319
  Less-Equity in earnings
    (losses) of affiliates
    less than 50% owned          1,643     4,698        --         22       148
                              --------  --------  --------   --------  --------
          Total                900,526  $631,141  $442,156   $400,616  $231,516
                              ========  ========  ========   ========  ========
Fixed Charges:
  Consolidated interest
    expense and interest
    costs capitalized         $170,958  $104,759  $ 89,563   $ 86,908  $ 95,455
  Interest expense and
    interest costs capi-
    talized related to
    proportionate share
    of 50% owned
    affiliates                  20,351    22,974    25,484     26,952    22,649
  Portion of rents repre-
    senting the interest
    factor                      31,842    20,868    18,721     16,393    13,319
                              --------  --------  --------   --------  --------
          Total               $223,151  $148,601  $133,768   $130,253  $131,423
                              ========  ========  ========   ========  ========
Ratio of Earnings to
  Fixed Charges                   4.04      4.25      3.31(1)    3.08      1.76(2)
                              ========  ========  ========   ========  ========

(1) Excluding the effects of the fiscal 1993 reorganization charge of $27.0 million, the ratio of earnings to fixed changes for fiscal 1993 is 3.51.

(2) Excluding the effects of the fiscal year 1991 special charge of $246.5 million, the ratio of earnings to fixed charges for fiscal year 1991 is 3.63.